Exhibit 99.1

   Scholastic Announces Fiscal 2006 Results and Fiscal 2007 Outlook

    NEW YORK--(BUSINESS WIRE)--July 20, 2006--Scholastic Corporation (NASDAQ:SCHL) today announced its results for the fiscal 2006 fourth quarter and full year and its outlook for fiscal 2007.
    For the fiscal year ended May 31, 2006, revenue increased 10% to $2,283.8 million, from $2,079.9 million in the prior year. Net income increased to $68.6 million or $1.66 per diluted share, from $64.3 million or $1.58 per diluted share in the prior year. For the fiscal fourth quarter, revenue was $601.0 million versus $592.1 million, and net income was $38.4 million or $0.91 per diluted share, compared to $43.1 million or $1.03 per diluted share in the prior year period. Current year results include costs associated with the write-down of certain print reference set assets and with the bankruptcy of a customer, incurred in the Educational Publishing segment, totaling $0.07 and $0.09 per diluted share in the fourth quarter and full year, respectively.
    The Company generated Free cash flow (as defined) of $79.1 million in fiscal 2006.
    Richard Robinson, Chairman, CEO and President of Scholastic, commented, "Challenges in fiscal 2006 included higher operating costs and softer than expected revenues, particularly in School Book Clubs, as well as increased costs to support growth in Educational Publishing and to carry out our turn-around plan in the U.K. We believe we will see stronger results in these businesses in fiscal 2007. Meanwhile, other areas of the business exceeded expectations, with excellent results in Trade Publishing following the launch of Harry Potter and the Half-Blood Prince, and continued vitality in other best-selling series. We also had healthy growth in School Book Fairs.
    "While our top near-term priority is to reduce costs, we are optimistic about the longer-term growth prospects for the Company. We are leveraging our publishing strength and global scale in children's books, building on the leading position of READ 180(R) to develop our educational technology business, growing internationally and further expanding on our position as the world's third largest Internet bookseller to reach more parents, children and educators with books and learning materials," he continued.
    The Company's on-going actions to control costs and improve margins include (1) reducing overhead spending by $40 million annually by fiscal 2008; (2) simplifying School Book Clubs by reducing the number of club offers and the level of promotion spending; (3) using timely sales information to further improve product selection while streamlining operations in School Book Fairs; and (4) more tightly integrating editorial and marketing functions across its children's book channels.
    In fiscal 2007, the Company expects total revenues of approximately $2.1 to $2.2 billion, earnings of $1.55 to $1.85 per diluted share and Free cash flow of $75 to $85 million based on the following outlook:

    1. In Children's Book Publishing and Distribution, modest revenue growth and improved results in Trade Publishing (excluding Harry Potter(R) sales), School Book Fairs and Continuities. School Book Club results should improve, on a modest decline in revenue, based on growth in Scholastic core clubs and cost controls, including the strategic decision to discontinue the Troll(TM) and Trumpet(TM) book clubs. Overall segment revenue and profitability are expected to decline, based on lower Harry Potter sales compared to last year, when the Company released a new book in the series.

    2. Strong growth in Educational Publishing. Last year's investment in sales and support should drive higher revenues from educational technology, as well as modest growth across the rest of the segment. Profits and operating margins should also benefit.

    3. Modest growth in International with higher profits and operating margins, in particular in the United Kingdom, and a modest decline in revenues and profits in Media, Licensing and Advertising.

    4. Significant progress toward the Company's fiscal 2008 goal of reducing overhead spending by $40 million annually, with approximately two thirds of the savings expected to be realized in fiscal 2007.

    5. Severance and transition expenses related to Company-wide margin improvement efforts, including its overhead cost reduction goals, of approximately $0.10 to $0.15 per diluted share after tax.

    6. Stock option expense as a result of the adoption of SFAS No. 123R of approximately $0.05 to $0.08 per diluted share after tax.

    Fourth Quarter and Fiscal Year Results

    Children's Book Publishing and Distribution. Segment revenue in the fourth quarter of fiscal 2006 totaled $333.6 million, approximately level with $333.4 million in the prior year period. Solid growth in School Book Fairs and Continuities was offset by declines in School Book Club and Trade revenues. Segment operating profit in the fourth quarter was $48.5 million, down from $51.9 million in the prior year period, primarily reflecting lower revenues and higher expenses in School Book Clubs, partially offset by improved profits in Trade and School Book Fairs.
    For the fiscal year, segment revenues were $1,304.0 million, up 13% from $1,152.5 million in the prior year reflecting higher Harry Potter revenue of approximately $195 million, principally associated with Harry Potter and the Half-Blood Prince, compared to $20 million in the prior year. School Book Fair revenue rose due to higher revenue per fair. Revenue in both School Book Clubs and Continuities declined. Segment operating profit for the year was $114.2 million, up from $93.5 million in the prior year, primarily reflecting higher Harry Potter sales, partially offset by lower results in School Book Clubs.

    Educational Publishing. Segment revenue in the fourth quarter was $115.1 million, up 2% from $112.6 million in the prior year period, primarily from higher sales of educational technology, partially offset by lower library publishing revenue. Segment operating profit was $24.0 million, down $5.8 million from the prior year period. This decline reflected a write-down of certain reference set assets, based on the Company's decision not to update print versions of these products, and higher bad debt expense associated with the bankruptcy of a customer.
    For the fiscal year, segment revenues were $416.1 million, up 3% from $404.6 million in the prior year, primarily reflecting increased educational technology revenue, partially offset by lower library publishing revenue. Segment operating profit in the year was $69.6 million, down $8.9 million from the prior year, primarily due to the cost of additional sales and technical support staff to service a larger educational technology customer base and the effect of the write-down of print reference assets and of higher bad debt.

    International. Segment revenue in the fourth quarter rose 7% (6% in local currencies) to $117.1 million from $109.7 million in the prior year period, primarily reflecting growth in the United Kingdom, Canada and Asia. Operating profit in the segment rose 18% to $13.1 million from $11.1 million a year ago, primarily due to improved results in Canada and the United Kingdom.
    For the fiscal year, segment revenues were $412.1 million, up 6% (5% in local currencies) from $389.7 million in the prior year, due to growth in Asia, Australia, and Canada, partially offset by lower revenues in the United Kingdom. Segment operating profit in the year was $22.7 million, down 25% from $30.3 million in the prior year, principally because of lower results in the United Kingdom, where the Company has invested in a turn-around plan.

    Media, Licensing and Advertising. Segment revenue was down $1.2 million to $35.2 million in the fourth quarter, due to lower production revenues. Operating profit in the quarter declined by $2.3 million to $2.0 million.
    For the fiscal year, segment revenues rose 14% to $151.6 million, from $133.1 million in the prior year, due to growth in all business lines, including software and multimedia sales, consumer magazines and Back to Basics Toys(R). Operating profit in the segment declined to $10.3 million from $11.0 million in the prior year.

    Other Financial Results. The Company's effective tax rate for the year was 36.25%, compared to 35.5% in the prior year, due to higher effective state and local tax rates. Severance expense after tax in the fiscal 2006 fourth quarter and full year was $0.05 and $0.19 per diluted share, respectively, compared to $0.01 and $0.16 per diluted share in the prior year period. Free cash flow in excess of net income was driven by lower royalty and prepublication spending. Net debt (as defined) fell by $93.7 million from the prior year.

    Conference Call

    The Company will hold a conference call to discuss its results at 8:00 am ET today, July 20, 2006. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President and CFO, Mary Winston, will moderate the call.
    The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing 888-338-6461 from within the U.S. or +1-973-935-8510 internationally.
    Following the call, an audio replay of the call will be available from approximately 10:00 a.m. ET, July 20, 2006 through July 27, 2006 by dialing 877-519-4471 and entering participant code 7553822. Slides from the conference call will be posted in the Investor Relations section of scholastic.com.

    Upcoming Investor Meeting

    The Company will hold a meeting for investors and analysts at 9:00 a.m. ET on September 27, 2006 in New York City. At the meeting, which will be webcast through the Investor Relations section of scholastic.com, senior management will present the Company's long-term strategy and will be available for questions. Further details will be announced closer to that date.

    About Scholastic

    Scholastic Corporation (NASDAQ:SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, scholastic.com.

    Forward-Looking Statements

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.


                        SCHOLASTIC CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)
              (Amounts in millions except per share data)

                            ------------------------------------------
                                        THREE MONTHS ENDED
                            ------------------------------------------
                            05/31/06 05/31/05  Favorable/(Unfavorable)
                            ------------------------------------------


Revenues                      $601.0   $592.1         $8.9          2%

Operating costs and
 expenses:
 Cost of goods sold            266.4    261.2         (5.2)       (2%)
 Cost of goods sold - Major
  reference sets (1)             3.2        -         (3.2)       N/A
 Selling, general and
  administrative
  expenses (2)                 232.0    228.3         (3.7)       (2%)
 Bad debt expense               14.3     11.5         (2.8)      (24%)
 Bad debt expense -
  Educational
  Publishing (3)                 1.4        -         (1.4)       N/A
 Depreciation and
  amortization                  16.7     16.6         (0.1)       (1%)
                            ------------------ ------------
Total operating costs and
 expenses                      534.0    517.6        (16.4)       (3%)

Operating income                67.0     74.5         (7.5)      (10%)

Interest expense, net            7.3      7.8          0.5          6%
                            ------------------ ------------

Earnings before income
 taxes                          59.7     66.7         (7.0)      (10%)

Provision for income taxes      21.3     23.6          2.3         10%
                            ------------------ ------------

Net income                     $38.4    $43.1        ($4.7)      (11%)
                            ================== ============

Weighted average shares
 outstanding:
 Basic                          41.8     40.5         (1.3)       (3%)
 Diluted                        42.1     41.6         (0.5)       (1%)

Earnings per share:
 Basic                         $0.92    $1.06       ($0.14)      (13%)
 Diluted                       $0.91    $1.03       ($0.12)      (12%)

                            ------------------------------------------

                            ------------------------------------------
                                        TWELVE MONTHS ENDED
                            ------------------------------------------
                            05/31/06 05/31/05  Favorable/(Unfavorable)
                            ------------------------------------------


Revenues                    $2,283.8 $2,079.9        $203.9        10%

Operating costs and
 expenses:
 Cost of goods sold          1,099.9    979.0        (120.9)     (12%)
 Cost of goods sold - Major
  reference sets (1)             3.2      0.0          (3.2)      N/A
 Selling, general and
  administrative
  expenses (2)                 916.5    840.7         (75.8)      (9%)
 Bad debt expense               56.2     62.2           6.0        10%
 Bad debt expense -
  Educational
  Publishing (3)                 2.9      0.0          (2.9)      N/A
 Depreciation and
  amortization                  65.8     63.1          (2.7)      (4%)
                            ------------------ -------------
Total operating costs and
 expenses                    2,144.5  1,945.0        (199.5)     (10%)

Operating income               139.3    134.9           4.4         3%

Interest expense, net           31.7     35.2           3.5        10%
                            ------------------ -------------

Earnings before income
 taxes                         107.6     99.7           7.9         8%

Provision for income taxes      39.0     35.4          (3.6)     (10%)
                            ------------------ -------------

Net income                     $68.6    $64.3          $4.3         7%
                            ================== =============

Weighted average shares
 outstanding:
 Basic                          40.8     40.0          (0.8)      (2%)
 Diluted                        41.3     40.8          (0.5)      (1%)

Earnings per share:
 Basic                         $1.68    $1.61         $0.07         4%
 Diluted                       $1.66    $1.58         $0.08         5%
                            ------------------------------------------

(1) In the three and twelve months ended May 31, 2006, the Company recorded pre-tax costs of $3.2, or $0.05 per diluted share, related to the write-down of certain print reference set assets in the Educational Publishing segment.

(2) In the three and twelve months ended May 31, 2005, the Company recorded pre-tax charges of $0.2, or $0.00 per diluted share, and $3.8, or $0.06 per diluted share, primarily for severance related to staff reductions implemented in the first quarter of fiscal 2005 in connection with the Company's fiscal 2004 review of its Continuity business.

(3) In the three and twelve months ended May 31, 2006, the Company recorded pre-tax bad debt expense of $1.4, or $0.02 per diluted share, and $2.9, or $0.04 per diluted share, respectively, associated with the bankruptcy of a customer in the Educational Publishing segment.

 *  Percent change not meaningful.


                        SCHOLASTIC CORPORATION
                   RESULTS OF OPERATIONS - SEGMENTS
                             (UNAUDITED)
                         (Amounts in millions)



                            ------------------------------------------
                                        THREE MONTHS ENDED
                            ------------------------------------------
                            05/31/06 05/31/05  Favorable/(Unfavorable)
                            ------------------ -----------------------

Children's Book Publishing
 & Distribution
 Revenue                      $333.6   $333.4         $0.2          0%
 Operating income (1)           48.5     51.9         (3.4)       (7%)
                            ------------------
 Operating margin               14.5%    15.6%

Educational Publishing
 Revenue                       115.1    112.6          2.5          2%
 Operating income (2)           24.0     29.8         (5.8)      (19%)
                            ------------------
 Operating margin               20.9%    26.5%

International
 Revenue                       117.1    109.7          7.4          7%
 Operating income               13.1     11.1          2.0         18%
                            ------------------
 Operating margin               11.2%    10.1%

Media, Licensing and
 Advertising
 Revenue                        35.2     36.4         (1.2)       (3%)
 Operating income                2.0      4.3         (2.3)      (53%)
                            ------------------
 Operating margin                5.7%    11.8%

Overhead expense                20.6     22.6          2.0          9%
                            ------------------ ------------

Operating income               $67.0    $74.5        ($7.5)      (10%)
                            ================== ============
                            ------------------------------------------


                            ------------------------------------------
                                       TWELVE MONTHS ENDED
                            ------------------------------------------
                            05/31/06 05/31/05  Favorable/(Unfavorable)
                            ------------------ -----------------------

Children's Book Publishing
 & Distribution
 Revenue                    $1,304.0 $1,152.5       $151.5         13%
 Operating income (1)          114.2     93.5         20.7         22%
                            ------------------
 Operating margin                8.8%     8.1%

Educational Publishing
 Revenue                       416.1    404.6         11.5          3%
 Operating income (2)           69.6     78.5         (8.9)      (11%)
                            ------------------
 Operating margin               16.7%    19.4%

International
 Revenue                       412.1    389.7         22.4          6%
 Operating income               22.7     30.3         (7.6)      (25%)
                            ------------------
 Operating margin                5.5%     7.8%

Media, Licensing and
 Advertising
 Revenue                       151.6    133.1         18.5         14%
 Operating income               10.3     11.0         (0.7)       (6%)
                            ------------------
 Operating margin                6.8%     8.3%

Overhead expense                77.5     78.4          0.9          1%
                            ------------------ ------------

Operating income              $139.3   $134.9         $4.4          3%
                            ================== ============
                            ------------------------------------------

(1) Results for the three and twelve months ended May 31, 2005 include pre-tax charges of $0.2 and $3.8, respectively, primarily for severance related to staff reductions implemented in the first quarter of fiscal 2005 in connection with the Company's fiscal 2004 review of its Continuity business.

(2) Results for the three and twelve months ended May 31, 2006 include pre-tax charges of $3.2 related to the write-down of certain print reference set assets and $1.4 and $2.9, respectively, associated with the bankruptcy of a customer.


                        SCHOLASTIC CORPORATION
                       SUPPLEMENTAL INFORMATION
                              (UNAUDITED)
                         (Amounts in millions)


                     SELECTED BALANCE SHEET ITEMS
                            ------------------------------------------
                            05/31/06 05/31/05  Favorable/(Unfavorable)
                            ------------------ -----------------------


Cash and cash equivalents     $205.3   $110.6        $94.7         86%
Accounts receivable, net       266.8    269.6         (2.8)       (1%)
Inventories                    431.5    404.9         26.6          7%
Accounts payable               141.7    141.4         (0.3)       (0%)
Accrued royalties               36.6     40.1          3.5          9%
Current portion of long-
 term debt, lines of credit
 and short-term debt           329.2     24.9       (304.3)          *
Long-term debt, excluding
 current portion               173.2    476.5        303.3         64%
Capital lease obligations       68.9     74.4          5.5          7%
Total stockholders' equity   1,049.3    937.1        112.2         12%
Net debt (1)                   297.1    390.8         93.7         24%

                            ------------------------------------------



                       SELECTED CASH FLOW ITEMS
                            ------------------------------------------
                                        THREE MONTHS ENDED
                            ------------------------------------------
                            05/31/06 05/31/05  Favorable/(Unfavorable)
                            ------------------------------------------


Net cash provided by
 operating activities          $25.5   $134.5      ($109.0)      (81%)
Additions to property,
 plant and equipment            19.5     18.4         (1.1)       (6%)
Pre-publication and
 production costs               16.1     22.3          6.2         28%
Royalty advances                 6.0      6.2          0.2          3%
                            ------------------ ------------

Free cash flow (use) (2)      ($16.1)   $87.6      ($103.7)          *
                            ================== ============


                            ------------------------------------------
                                         TWELVE MONTHS ENDED
                            ------------------------------------------
                            05/31/06 05/31/05  Favorable/(Unfavorable)
                            ------------------------------------------


Net cash provided by
 operating activities         $235.8   $246.6       ($10.8)       (4%)
Additions to property,
 plant and equipment            66.1     49.8        (16.3)      (33%)
Pre-publication and
 production costs               62.5     76.0         13.5         18%
Royalty advances                28.1     30.9          2.8          9%
                            ------------------ ------------

Free cash flow (use) (2)       $79.1    $89.9       ($10.8)      (12%)
                            ================== ============

                            ------------------------------------------


(1) Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by operating activities, less spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

 *  Percent change not meaningful.


    CONTACT: Scholastic Corporation
             Media:
             Kyle Good, 212-343-4563
             or
             Investors:
             Jeffrey Mathews, 212-343-6741